Exhibit 99.1

Cohen & Steers Income Opportunities REIT, Inc.
1166 Avenue of the Americas
New York, NY 10036
212 832 3232

Contact:
Robert Klemens
Vice President
Communications
212 796 9377

Cohen & Steers Income Opportunities REIT, Inc. Acquires the Marketplace at Highland Village in Dallas, TX

Inaugural acquisition was made through a joint venture partnership with Sterling Organization.

New York, January 24, 2024—Cohen & Steers Income Opportunities REIT, Inc. (“CNSREIT”) announced today its acquisition of the Marketplace at Highland Village (the “property”), an open-air community shopping center located in Dallas, TX. The acquisition was made through a programmatic joint venture with Sterling Organization (“Sterling”), a real estate investment firm with extensive expertise in shopping centers in the U.S. The acquisition is the first investment for CNSREIT, which plans to acquire high quality properties that generate attractive income across the U.S. alongside best-in-class operators.

The Marketplace at Highland Village is an approximately 451,000 square foot open-air community shopping center built in 2006, that includes a Walmart-owned Supercenter. The acquired premises comprise nearly 207,000 square feet and are approximately 93% occupied by tenants including TJ Maxx, HomeGoods, LA Fitness, DSW and Petco. The highly visited retail property benefits from its rapidly growing high income sub-market, strong tenant lineup and cross-shopping traffic generated by the only Walmart Supercenter in the sub-market. Furthermore, the property was the most visited shopping center within a 10-mile radius in 2022, drawing 4.3 million visits, according to location analytics provider PlacerAI.

James S. Corl, Chief Executive Officer of CNSREIT and Head of the Private Real Estate Group at Cohen & Steers, said:
“Dallas Fort-Worth is expected to be the fastest growing U.S. metro over the next five years, making it an ideal example of a growing Sunbelt city that has benefited greatly from supportive economic policy leading to increased corporate and population growth. We believe the Marketplace at Highland Village represents an attractive investment opportunity given its dominant position at a critically important retail node serving a very desirable submarket. We are also excited to enter into a partnership with Sterling and believe they are the partner of choice for this type of center considering their national footprint, their 25-year track record and our team’s long history of working together on shopping center investments.”

The Marketplace at Highland Village is CNSREIT’s first acquisition and highlights the investment vehicle’s initial focus on well-anchored, necessity-driven shopping centers. Open-air shopping centers are at their highest occupancy level of the past 16 years at 95.8%, according to real estate analytics provider CoStar Group.

About CNSREIT. Cohen & Steers Income Opportunities REIT, Inc. is a perpetual-life, non-listed REIT formed to invest primarily in high quality, income-focused, stabilized properties within the United States. CNSREIT is externally managed by Cohen & Steers Capital Management, Inc., a subsidiary of Cohen & Steers, Inc. Further information can be found at www.cnsreit.com.

About Cohen & Steers. Cohen & Steers is a leading global investment manager specializing in real assets and alternative income, including real estate, preferred securities, infrastructure, resource equities, commodities, as well as multi-strategy solutions. Founded in 1986, the firm is headquartered in New York City, with offices in London, Dublin, Hong Kong, Tokyo and Singapore.

About Sterling Organization. Sterling Organization is a vertically integrated private equity real estate firm whose national platform is focused on investing in retail, LAST HOUR® consumer fulfillment and distribution real estate assets across the risk spectrum in major markets within the United States. The firm has approximately $2.0B of assets under management across the U.S., including more than 12 million square feet of primarily retail real estate. Sterling Organization, with offices across the nation, is headquartered in West Palm Beach, FL.

Forward-Looking Statements
This press release contains forward looking statements within the meaning of the federal securities laws. These forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “identified” or other similar words or the negatives thereof. These may include CNSREIT’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements with respect to acquisitions, statements regarding future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. CNSREIT believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in the prospectus, as amended and supplemented from time to time, filed with the Securities and Exchange Commission (the “SEC”), which is accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document. Except as otherwise required by federal securities laws, CNSREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

SOURCE: Cohen & Steers Income Opportunities REIT, Inc.
CONTACT: Robert Klemens
Vice President, Communications, Cohen & Steers
media@cohenandsteers.com

Website: https://www.cnsreit.com/
Symbol: NYSE: CNS
3345506
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